Exhibit 99.1

REDWOOD TRUST REPORTS FIRST QUARTER 2021 FINANCIAL RESULTS

MILL VALLEY, CA – Wednesday, April 28, 2021 – Redwood Trust, Inc. (NYSE:RWT), a leader in expanding access to housing for homebuyers and renters, today reported its financial results for the quarter ended March 31, 2021.
Key Financial Results and Metrics
•GAAP net income was $97 million, or $0.72 per diluted common share
•GAAP book value per common share was $10.76 at March 31, 2021
•Economic return on book value(1) of 10%
•Recourse leverage ratio(2) of 1.9x at March 31, 2021
•Declared and paid a regular quarterly dividend of $0.16 per common share for the first quarter

Operating Business Highlights
Residential Lending
•Locked a record $4.6 billion(3) of jumbo residential loans, up 22% from the fourth quarter of 2020; loan purchase commitments were $3.5 billion(4), up 41% from the fourth quarter of 2020
•Lock mix(3) was approximately 38% purchase money loans and 62% refinancing; 95% Select loans and 5% Choice loans
•Loan pipeline at March 31, 2021 included $3.3 billion of loans identified for purchase, up 7% from the fourth quarter of 2020
•Purchased $3.1 billion of jumbo loans and sold $1.4 billion of whole loans
•Completed two securitizations backed by $876 million of Select jumbo loans, in aggregate
•Exercised call options on three Sequoia securitizations, acquiring $19 million of jumbo loans in March and $56 million in April
•As of March 31, 2021, funded $274 million of residential loan purchases through "Rapid Funding" since inception, a proprietary technology-enabled program that significantly accelerates purchase timelines for qualified originators

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(1)    Economic return on book value is based on the period change in GAAP book value per common share plus dividends declared per common share in the period.
(2)    Recourse leverage ratio is defined as recourse debt at Redwood divided by tangible stockholders' equity. Recourse debt excludes $7.2 billion of consolidated securitization debt (ABS issued and servicer advance financing) and other debt that is non-recourse to Redwood, and tangible stockholders' equity excludes $53 million of intangible assets.
(3)    Does not account for potential fallout from pipeline that typically occurs through the lending process.
(4)    Includes estimated potential fallout from locked pipeline that typically occurs through the lending process.

Business Purpose Lending
•Originated $386 million in business purpose loans, down 14% from the seasonally high fourth quarter of 2020, including $253 million of single-family rental (SFR) loans and $133 million of bridge loans; bridge loan volume increased 33% from the fourth quarter of 2020
•Approximately 33% of SFR origination volume in the first quarter was generated from borrowers that previously had a bridge loan with CoreVest and 71% of total origination volumes were from repeat borrowers
•Completed the ramp-up on CAFL 2020-P1(5), providing $200 million in financing for single-family rental loans including the transfer of $158 million of SFR loans in the first quarter

Other Company Highlights
•During the quarter, the fair value of the securities investment portfolio increased 5%
•Expanded BPL pipeline opportunity through a minority preferred equity investment in Churchill Finance, a vertically-integrated real estate finance company

Technology Updates
•Launched RWT Horizons, a venture investment strategy focused on early and mid-stage companies driving innovation in financial and real estate technology, and digital infrastructure
◦Initial capital allocation of $25 million expected to grow over time
◦Made first investments in three technology companies, two focused on the residential rental market and one focused on the digitization of the mortgage ecosystem through blockchain
•Onboarded majority of active Sequoia securitizations (aggregate notional value at issuance of $17.3 billion) onto the dv01 capital markets technology platform to provide investors secure, real-time data and transparency on the underlying loan performance of these securitizations
•Introduced Rapid Funding+, which includes additional workflow enhancements that enable more customized funding schedules and enables the program to be offered to an expanded group of loan sellers
•Launched pilot of Redwood Live, an app-based tool designed to give loan sellers visibility into the underwriting process with live status updates for each of their loans

"Our first quarter results demonstrated to shareholders the outstanding earnings potential of our operating platforms, complemented by continued value appreciation across our portfolio. As the economy recovers and home prices reach new highs, our role in providing access to quality housing has never been more important. The durability and diversification of our business model puts us in pole position to address consumer and investor needs for quality access to housing," said Chris Abate, Chief Executive Officer of Redwood Trust.

“We continue to make significant progress in our technology roadmap, through both our home-grown initiatives and strategic partnerships," continued Abate. “We are on a path to disrupt the mortgage finance landscape with innovative solutions that can help all stakeholders, most importantly non-agency borrowers. With an engaged and talented workforce, emerging regulatory shifts and strong competitive positioning, we’re excited about the role Redwood will play in the evolution of housing finance.”

First Quarter 2021 Redwood Review Available Online
A further discussion of Redwood's business and financial results is included in the first quarter 2021 Redwood Review, which is available within the “Financials-Redwood Review” section on the Company’s investor relations website at ir.redwoodtrust.com.
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(5)    Single investor transaction.

REDWOOD TRUST, INC.

Financial Performance	Three Months Ended
($ in millions, except per share data)	3/31/2021	12/31/2020	3/31/2020

GAAP net income (loss)	$97	$54	$(943)
GAAP net income (loss) per diluted common share	$0.72	$0.42	$(8.28)

REIT taxable income (estimated)	$10	$6	$38
REIT taxable income per share (estimated)	$0.09	$0.05	$0.33

GAAP book value per share	$10.76	$9.91	$6.32
Dividends per common share	$0.16	$0.14	$0.32

Conference Call and Webcast
Redwood will host an earnings call today, April 28, 2021, at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time to discuss its first quarter 2021 financial results. The number to dial in order to listen to the conference call is 1-877-300-8521 in the U.S. and Canada. International callers must dial 1-412-317-6026. A replay of the call will be available through midnight on May 12, 2021, and can be accessed by dialing 1-844-512-2921 in the U.S. and Canada or 1-412-317-6671 internationally and entering access code #101555090.
The conference call will be webcast live in listen-only mode through the Events and Presentations section of Redwood Trust's Investor Relations website at https://ir.redwoodtrust.com/events-and-presentations/events. To listen to the webcast, please go to Redwood's website at least 15 minutes before the call to register and to download and install any needed audio software. An audio replay of the call will also be available on Redwood's website following the call. Redwood plans to file its Quarterly Report on Form 10-Q with the Securities and Exchange Commission by Monday, May 10, 2021, and also make it available on Redwood’s website.
About Redwood Trust
Redwood Trust, Inc. (NYSE: RWT) is a specialty finance company focused on several distinct areas of housing credit. Our operating platforms occupy a unique position in the housing finance value chain, providing liquidity to growing segments of the U.S. housing market not served by government programs. We deliver customized housing credit investments to a diverse mix of investors, through our best-in-class securitization platforms; whole-loan distribution activities; and our publicly-traded shares. Our consolidated investment portfolio has evolved to incorporate a diverse mix of residential, business purpose and multifamily investments. Our goal is to provide attractive returns to shareholders through a stable and growing stream of earnings and dividends, capital appreciation, and a commitment to technological innovation that facilitates risk-minded scale. Since going public in 1994, we have managed our business through several cycles, built a track record of innovation, and a best-in-class reputation for service and a common-sense approach to credit investing. Redwood Trust is internally managed, and structured as a real estate investment trust (“REIT”) for tax purposes. For more information about Redwood, please visit our website at www.redwoodtrust.com or connect with us on LinkedIn, Twitter, or Facebook.

Forward-Looking Statements:  This press release and the related conference call contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the amount of residential mortgage loans that we identified for purchase during the first quarter of 2021 and at March 31, 2021, and expected fallout and the corresponding volume of residential mortgage loans expected to be available for purchase, our expectation to increase the capital allocation to RWT Horizons over time, our estimates of 2020 REIT taxable income, and the expected timing for the filing of Redwood's Quarterly Report on Form 10-Q. Forward-looking statements involve numerous risks and uncertainties. Redwood's actual results may differ from Redwood's beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan” and similar expressions or their negative forms, or by references to strategy, plans, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K for the year ended December 31, 2020 under the caption “Risk Factors”. Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-Q and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

REDWOOD TRUST, INC.

Consolidated Income Statements (1)	Three Months Ended
($ in millions, except share and per share data)	3/31/21	12/31/20	9/30/20	6/30/20	3/31/20

Interest income	$128	$122	$122	$130	$198
Interest expense	(103)	(98)	(100)	(103)	(147)
Net interest income	26	24	22	27	51
Non-interest income (loss)
Mortgage banking activities, net	83	54	59	(6)	(29)
Investment fair value changes, net	45	23	107	152	(871)
Other income	4	—	—	1	3
Realized gains, net	3	—	1	26	4
Total non-interest income (loss), net	134	77	167	173	(893)
General and administrative expenses	(44)	(30)	(28)	(29)	(29)
Loan acquisition costs	(4)	(3)	(2)	(2)	(4)
Other expenses	(4)	(4)	(8)	(5)	(91)
(Provision for) benefit from income taxes	(12)	(8)	(9)	—	22
Net income (loss)	$97	$54	$142	$165	$(943)

Weighted average diluted shares (thousands) (2)	141,039	140,641	141,970	147,099	114,077
Diluted earnings (loss) per common share	$0.72	$0.42	$1.02	$1.00	$(8.28)
Regular dividends declared per common share	$0.16	$0.14	$0.14	$0.125	$0.32

(1)Certain totals may not foot due to rounding.
(2)In the periods presented above, excluding the first quarter of 2020, weighted average diluted shares included shares from the assumed conversion of our convertible and/or exchangeable debt in accordance with GAAP diluted EPS provisions. Actual shares outstanding at March 31, 2021, December 31, 2020, September 30, 2020, June 30, 2020, and March 31, 2020 were 112,999, 112,090, 111,904, 114,940, and 114,838, respectively.

REDWOOD TRUST, INC.

Consolidated Balance Sheets (1)
($ in millions, except share and per share data)	3/31/21	12/31/20	9/30/20	6/30/20	3/31/20

Residential loans	$4,702	$4,249	$4,495	$4,534	$6,711
Business purpose loans	4,172	4,136	3,956	3,782	3,464
Multifamily loans	490	492	491	489	470
Real estate securities	364	344	351	316	293
Other investments	323	348	385	430	446
Cash and cash equivalents	426	461	451	529	378
Other assets	420	324	273	281	538
Total assets	$10,897	$10,355	$10,402	$10,362	$12,301

Short-term debt	$1,254	$523	$483	$663	$2,342
Other liabilities	317	195	158	168	318
Asset-backed securities issued	6,672	7,101	7,172	6,856	6,462
Long-term debt, net	1,438	1,425	1,536	1,738	2,454
Total liabilities	9,681	9,244	9,349	9,425	11,576

Stockholders' equity	1,216	1,111	1,053	937	725

Total liabilities and equity	$10,897	$10,355	$10,402	$10,362	$12,301

Shares outstanding at period end (thousands)	112,999	112,090	111,904	114,940	114,838
GAAP book value per share	$10.76	$9.91	$9.41	$8.15	$6.32

(1)Certain totals may not foot due to rounding.

CONTACTS
Lisa M. Hartman
SVP, Head of Investor Relations
Phone: 866-269-4976
Email: investorrelations@redwoodtrust.com